EXHIBIT 99.1

Lithia Motors Suspends Previous Earnings Guidance

MEDFORD, Ore.--(BUSINESS WIRE)-- Citing sales weakness in June, Lithia Motors, Inc. (NYSE:LAD) announced today that it was withdrawing its earnings guidance for the second quarter and year-end 2008 which was previously included in its April 29, 2008 press release. Chairman and CEO Sid DeBoer said, “While we remain confident in our response to the sudden and unexpected increase in the price of oil and the resulting shift in consumer demands, we have not been immune to the drop in national sales volumes for most every manufacturer we represent. Until these factors stabilize, predicting future earnings is difficult. We are continuing to implement the restructuring plan as set out in our June 2nd release, including successfully raising $45.1 million of new capital during the second quarter from the financing and sale-leaseback of real estate.” The Company previously announced it would discuss in more detail its restructuring initiatives and their financial impact in its second quarter earnings release and conference call scheduled for July 29th.

About Lithia

Lithia Motors, Inc. is a Fortune 700 Company, selling 28 brands of new and all brands of used vehicles at 110 stores, which are located in 46 markets within 15 states. Internet sales are centralized at www.Lithia.com, or through the recently launched www.L2Auto.com. Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations. Lithia retailed 105,108 new and used vehicles and had $3.22 billion in total revenue in 2007. Lithia is publicly traded (NYSE:LAD) and is available on the web at www.Lithia.com.

Additional Information

For additional information on Lithia Motors, contact the Investor Relations Department: 541-618-5770 or log-on to: www.lithia.com – go to Investor Relations.

Forward Looking Statements

This press release includes forward looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including without limitation, future economic conditions and others set forth from time to time in the company’s filings with the SEC. We make forward-looking statements about our ability to manage through the current sales and economic environment. Specific risks in this press release include execution of the restructuring plan and macro-economic and market factors.